Exhibit 99.6

Consent to be Named as a Director

In connection with the filing by Aurous Resources of the Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Aurous Resources following the consummation of the business combination. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

NAME	DATE

/s/ Jan Hendrik (Hennie) van Greuning	December 6, 2024
Jan Hendrik (Hennie) van Greuning

Registration Statement Signature Page